Exhibit 99.1

2011-4
Contact:                R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON FOURTH QUARTER EARNINGS $0.69 PER SHARE, EXCLUDING CHARGES OF $0.03 PER SHARE

•	Quarter’s earnings per share total $0.66, including charges, versus $0.41, including charges, in fourth quarter of 2009
•	Earnings per share, excluding charges, total $2.42 in 2010, compared with $2.38 in 2009; including charges, $2.27 vs. $2.11
•	Orders total $1.71 billion, year-end backlog exceeds $4.8 billion
•	2011 earnings per share , excluding charges, expected to be in range of $2.65 to $2.75

HOUSTON (February 2, 2011) – Cameron (NYSE: CAM) reported net income of $164.6 million, or $0.66 per diluted share, for the quarter ended December 31, 2010, compared with net income in the prior year’s fourth quarter of $97.3 million, or $0.41 per diluted share. The fourth quarter 2010 results include after-tax charges of $6.2 million, or $0.03 per share, primarily related to litigation costs associated with the Deepwater Horizon matter and the continued integration of NATCO Group Inc.  The fourth quarter 2009 results included after-tax charges of $31.1 million, or $0.13 per share, comprised of severance-related costs and charges associated with the NATCO acquisition.  Excluding the above items, the Company’s earnings per diluted share were $0.69 for the fourth quarter of 2010, compared with $0.54 for the fourth quarter of 2009.
Revenues up 23 percent for quarter, 17 percent for year; both represent new highs
Revenues for the fourth quarter of 2010 were a record $1.81 billion, up more than 23 percent from the prior year, and revenues for the year were $6.13 billion, up more than 17 percent from 2009’s $5.22 billion, and also a new record.  Earnings per diluted share for 2010 were $2.27, compared to $2.11 for 2009; excluding unusual items, earnings per diluted share were $2.42 for 2010 and $2.38 for 2009.
Cameron President and Chief Executive Officer Jack B. Moore said that the increased revenues were due primarily to record deliveries of subsea equipment, where revenues exceeded 2009 levels by more than $450 million.  “Despite this increase in subsea revenues, margins in the Drilling & Production Systems (DPS) group actually increased from the third quarter as each business within DPS saw sequential margin improvement,” Moore said.  He noted that Cameron’s full-year results exceeded the Company’s early 2010 forecasts and reflected strength in many of the shorter-cycle businesses and efficient execution on large-scale projects in the subsea and drilling markets.
Orders increase for third consecutive quarter; backlog exceeds $4.8 billion at year-end
Orders booked in 2010’s fourth quarter totaled $1.71 billion, up from the $1.37 billion of a year ago, as total orders increased for the third quarter in a row. Year-over-year orders were higher in all three of the Company’s operating groups.  Full-year orders totaled $5.79 billion, up 26 percent from 2009, and represented the second-highest order year in the Company’s history.
Moore noted that while orders in the DPS group were helped by sizable subsea project awards in the fourth quarter, the strength in the V&M and PCS businesses were significant contributors to the increase over prior-year levels.  “V&M posted a record level of orders in 2010, and the PCS group recorded its first billion-dollar orders year,” Moore said.  “We continue to be pleased with the balance in our business lines and the opportunities that our diverse product offerings provide.”
Cash flow to improve, capital spending to increase in 2011
Moore said that Cameron’s cash flow from operations totaled approximately $294 million in 2010, compared with $613 million in 2009.  “We spent approximately $200 million in capital expenditures during the year,” Moore said, “with an emphasis on enhancing aftermarket reach and capability and improving manufacturing efficiency and cost structures.”
Moore said that he expects Cameron’s capital spending to increase significantly during 2011 as a result of a combination of factors.  “We see a mix of needs and opportunities for our businesses during the year that will push our capital expenditures to a new record,” he noted.  “We expect an increased level of maintenance spending and have numerous capital requests from our divisions for specific projects that will continue to improve efficiency, lower costs and expand our product and service exposure, particularly in the aftermarket business.  In addition, we see opportunities on several other fronts.  We expect to spend approximately $50 to $75 million to expand our facilities in Brazil, including enhancements to our subsea manufacturing capacity, aftermarket exposure and our research and development capability.  We will invest nearly $50 million in creating a fleet of Cameron equipment to increase our presence in the frac valve, tree and manifold markets, further expanding our exposure in shale gas.”
Moore said he expects 2011 capital expenditures to total approximately $250 to $300 million, depending on timing of certain projects.  He also noted that he expects cash flow from operations to improve over the 2010 levels, as the Company’s working capital needs should moderate during 2011.
2011 earnings expected to reach $2.65 to $2.75 per share
Moore said Cameron currently expects its 2011 earnings to be in the range of $2.65 to $2.75 per diluted share, excluding any charges related to litigation associated with the Deepwater Horizon matter or any other charges that may arise.  “We expect revenues in 2011 to increase by approximately three to five percent over the 2010 levels, with strength in our shorter-cycle businesses more than offsetting a 14 percent decline in subsea revenues following 2010’s record deliveries.”  Moore noted that he expects Cameron’s EBITDA margins to improve over 2010’s levels as the Company continues to work through much of the lower-margin backlog that was on the books at the beginning of last year.
Moore also said Cameron’s first quarter 2011 earnings, excluding charges, are expected to be approximately $0.63 to $0.66 per diluted share, up from $0.51 in the first quarter of 2010, reflecting improving performance in both the DPS and PCS groups.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
###
Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, customer spending and order levels, revenues and earnings of the Company (including first quarter and full year 2011 earnings per share estimates), as well as expectations regarding equipment deliveries, margins, profitability, the ability to control raw material, overhead and operating costs, capital spending and cash flow, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include the ultimate outcome of the claims that have been made against the Company arising out of or related to the Deepwater Horizon matter; overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellation of orders in backlog; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business, including the ability of companies to obtain drilling permits following the lifting of a temporary moratorium imposed by the United States government on drilling activities in deepwater areas of the Gulf of Mexico; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Drilling & Production Systems(1)	$1,118.2	$852.6	$3,718.3	$3,110.5
Valves & Measurement	336.2	312.1	1,273.3	1,194.7
Process & Compression Systems(1)	353.9	299.7	1,143.2	918.0
Total revenues	1,808.3	1,464.4	6,134.8	5,223.2

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,264.9	1,027.6	4,212.4	3,540.1
Selling and administrative expenses	250.4	198.4	862.3	715.6
Depreciation and amortization	47.9	44.3	201.6	156.6
Interest income	(1.2)	(0.5)	(4.2)	(5.9)
Interest expense	22.9	18.6	82.2	92.4
Other costs	8.1	42.6	47.2	81.6
Total costs and expenses	1,593.0	1,331.0	5,401.5	4,580.4

Income before income taxes	215.3	133.4	733.3	642.8
Income tax provision	(50.7)	(36.1)	(170.4)	(167.3)
Net income	$164.6	$97.3	$562.9	$475.5

Earnings per common share:
Basic	$0.68	$0.42	$2.32	$2.15
Diluted	$0.66	$0.41	$2.27	$2.11

Shares used in computing earnings per common share:
Basic	243.1	232.1	243.1	221.4
Diluted	249.0	236.1	247.5	225.0

EBITDA:
Drilling & Production Systems(1)	$227.0	$158.5	$759.7	$659.5
Valves & Measurement	61.0	60.9	230.4	247.5
Process & Compression Systems(1)	45.9	50.0	186.8	169.4
Corporate and other(2)	(49.0)	(73.6)	(164.0)	(190.5)
Total	$284.9	$195.8	$1,012.9	$885.9

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

2
Corporate EBITDA amounts include $8.1 and $42.6 million of other costs for the three-month periods ended December 31, 2010 and 2009 respectively; and $47.2 and $81.6 million for the years ended December 31, 2010 and 2009, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets:
Cash and cash equivalents	$1,832.5	$1,861.0
Receivables, net	1,056.1	959.0
Inventories, net	1,779.3	1,664.2
Other	265.0	230.0
Total current assets	4,932.9	4,714.2

Plant and equipment, net	1,247.8	1,192.4
Goodwill	1,475.8	1,441.6
Other assets	348.6	377.2
Total Assets	$8,005.1	$7,725.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$519.9	$22.2
Accounts payable and accrued liabilities	2,016.0	2,208.2
Accrued income taxes	38.0	65.9
Total current liabilities	2,573.9	2,296.3

Long-term debt	772.9	1,232.3
Deferred income taxes	95.7	123.0
Other long-term liabilities	170.2	154.1
Total liabilities	3,612.7	3,805.7

Stockholders’ equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at December 31, 2010 and 2009	2.6	2.6
Capital in excess of par value	2,259.3	2,244.0
Retained earnings	2,848.3	2,285.4
Accumulated other elements of comprehensive income	(27.1)	9.5
Less: Treasury stock, 19,197,642 shares at December 31, 2010 and 18,453,758 shares at December 31, 2009	(690.7)	(621.8)
Total stockholders’ equity	4,392.4	3,919.7

Total Liabilities and Stockholders’ Equity	$8,005.1	$7,725.4

Cameron
Unaudited Consolidated Condensed Statements Of Cash Flows
($ millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$164.6	$97.3	$562.9	$475.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.8	32.4	142.6	114.7
Amortization	13.1	11.9	59.0	41.9
Non-cash stock compensation expense	9.3	5.7	34.5	27.7
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(13.7)	(58.7)	(19.1)	(35.8)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(34.4)	54.2	(81.4)	165.2
Inventories	87.2	84.6	(3.8)	(220.9)
Accounts payable and accrued liabilities	107.1	180.6	(291.7)	139.8
Other assets and liabilities, net	(13.2)	21.4	(108.8)	(94.6)
Net cash provided by operating activities	354.8	429.4	294.2	613.5

Cash flows from investing activities:
Capital expenditures	(85.7)	(77.1)	(200.7)	(240.9)
Acquisitions, net of cash acquired	–	34.4	(40.9)	11.2
Proceeds from sale of plant and equipment	3.5	0.5	12.4	4.1
Net cash used for investing activities	(82.2)	(42.2)	(229.2)	(225.6)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(1.8)	(42.0)	(8.4)	(18.9)
Redemption of convertible debt securities	–	−	–	(131.1)
Purchase of treasury stock	–	(22.1)	(124.0)	(29.2)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	45.9	5.1	36.3	10.2
Excess tax benefits from stock compensation plan transactions	10.1	3.0	16.4	6.4
Principal payments on capital leases	(1.7)	(1.5)	(6.6)	(6.7)
Net cash (used for) provided by financing activities	52.5	(57.5)	(86.3)	(169.3)

Effect of translation on cash	(4.4)	3.8	(7.2)	21.4

Increase (decrease) in cash and cash equivalents	320.7	333.5	(28.5)	240.0

Cash and cash equivalents, beginning of period	1,511.8	1,527.5	1,861.0	1,621.0

Cash and cash equivalents, end of period	$1,832.5	$1,861.0	$1,832.5	$1,861.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Drilling & Production Systems(1)	$932.6	$872.7	$2,967.2	$2,875.1
Valves & Measurement	442.2	323.4	1,579.2	1,004.1
Process & Compression Systems(1)	335.8	171.0	1,244.1	716.0
Total	$1,710.6	$1,367.1	$5,790.5	$4,595.2

Backlog

	December 31, 2010	December 31, 2009

Drilling & Production Systems(1)	$3,195.9	$4,019.3
Valves & Measurement	833.8	547.1
Process & Compression Systems(1)	787.4	623.4
Total	$4,817.1	$5,189.8

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended December 31, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$202.9	$50.6	$35.5	$(73.7)	$215.3
Depreciation & amortization	24.1	10.4	10.4	3.0	47.9
Interest income	–	–	–	(1.2)	(1.2)
Interest expense	–	–	–	22.9	22.9

EBITDA	$227.0	$61.0	$45.9	$(49.0)	$284.9

	Three Months Ended December 31, 2009
	Drilling & Production Systems(1)	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) before income taxes	$133.7	$51.2	$43.0	$(94.5)	$133.4
Depreciation & amortization	24.8	9.7	7.0	2.8	44.3
Interest income	−	−	−	(0.5)	(0.5)
Interest expense	−	−	−	18.6	18.6

EBITDA	$158.5	$60.9	$50.0	$(73.6)	$195.8

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$666.7	$188.0	$131.9	$(253.3)	$733.3
Depreciation & amortization	93.0	42.4	54.9	11.3	201.6
Interest income	–	–	–	(4.2)	(4.2)
Interest expense	–	–	–	82.2	82.2

EBITDA	$759.7	$230.4	$186.8	$(164.0)	$1,012.9

	Twelve Months Ended December 31, 2009
	Drilling & Production Systems(1)	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) before income taxes	$574.7	$211.3	$147.4	$(290.6)	$642.8
Depreciation & amortization	84.8	36.2	22.0	13.6	156.6
Interest income	−	−	−	(5.9)	(5.9)
Interest expense	−	−	−	92.4	92.4

EBITDA	$659.5	$247.5	$169.4	$(190.5)	$885.9

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.